EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amendment to the registration statement (Form S-3) of Wilson Bank Holding Company of our report dated February 12, 2021, relating to our audit of the consolidated financial statements of Wilson Bank Holding Company and subsidiary as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and to the effectiveness of internal control over financial reporting of Wilson Bank Holding Company, which report appeared in Annual Report on Form 10-K of Wilson Bank Holding Company for the year ended December 31, 2020, dated February 12, 2021. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Maggart & Associates, P.C.

Maggart & Associates, P.C.

Nashville, Tennessee

April 12, 2021